Exhibit 99.1

News Release

Superior Reports Second Quarter 2019 Financial Results

Strong cash flow during the quarter supported sizeable debt principal reduction

Second Quarter 2019 Highlights:

•	Strengthening the capital structure through principal reduction(1) of $26.1 million in the quarter supported by strong cash flow

•	Net sales of $352.5 million, $36.5 million lower than the prior year period driven by volume, foreign exchange, and lower aluminum prices

•	North America and Europe(2) combined industry production down 5.0%; Superior Value-Added Sales(3) down 5.3%, or 2.1% excluding the impacts of foreign exchange

•	Favorable shift in mix supported content or Value-Added Sales(3) per wheel growth of 11.2% excluding the impacts of foreign exchange

•	Net income of $7.3 million, $0.8 million lower than the prior year period

•	Adjusted EBITDA(3) of $49.2 million, $8.0 million lower than prior year period due to volumes and higher energy prices, partially offset by mix and cost improvements

•	Revising full year 2019 outlook

SOUTHFIELD, MICHIGAN — August 8, 2019 — Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the second quarter ended June 30, 2019.

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Units
North America	2,489	2,957	5,113	5,991
Europe	2,401	2,596	4,816	5,099

Global	4,890	5,553	9,929	11,090

Net Sales
North America	$180.4	$204.8	$365.5	$408.9
Europe	172.1	184.2	344.7	366.5

Global	$352.5	$389.0	$710.2	$775.4

Value-Added Sales(3)
North America	$87.2	$99.3	$176.6	$201.8
Europe	106.4	105.1	209.8	210.0

Global	$193.6	$204.4	$386.4	$411.8

“Superior faced a challenging quarter with industry production levels in both North America and Europe down significantly from the peak levels reached in recent years, which contributed to year-over-year volume declines in our business, impacting our profitability. Despite the volume challenges, we saw a continued shift to larger diameter wheels and premium finishes by our customers, in line with the company’s strategy, which delivered a significant 11.2%(4), year-over-year increase in Value-Added Sales(3) per wheel. This improvement offset a large portion of the volume declines,” commented Majdi Abulaban, Chief Executive Officer of Superior.

(1)	Includes open market repurchase of senior notes, Term Loan B payments, and other debt payments
(2)	Source: IHS Automotive; Europe based on Western and Central Europe as reported by IHS on July 16th, 2019
(3)	See “Non-GAAP Financial Information” below and the attached pages for reconciliations to the most comparable GAAP measures
(4)	Excludes the impact of foreign exchange

Mr. Abulaban continued, “In light of the persistent volume weakness, we are taking action to right size costs, including aligning our production capacity, and managing working capital and capital investments in the current environment. As a result of these actions, we have reduced production schedules in certain facilities and realized an improvement in working capital and cash flow, which supported sizeable debt principal reductions in the second quarter. In fact, these debt reductions are the first proactive payments the company has made against its debt since acquiring the European operations more than two years ago. Looking to the second half of 2019, we are updating our outlook ranges to reflect the persistent challenging macro production environment. However, we are confident that the initiatives we are implementing, including reducing capital expenditures, will further enhance cash generation for continued debt paydown in 2019.”

Second Quarter Results

Wheel unit shipments were 4.9 million for the second quarter of 2019 compared to unit shipments of 5.6 million in the prior year period, a decrease of 11.9%. The decrease occurred in both our North American and European operations and was driven by softer industry production levels, lower production at our key customers, reduced take rates and share in North America, and lower aftermarket volume in Europe, partially offset by increased OEM share in Europe.

Net sales for the second quarter of 2019 were $352.5 million, compared to net sales of $389.0 million for the same period in 2018. The reduction in sales is primarily driven by reduced volumes, lower aluminum prices and a weaker Euro, partially offset by improved product mix comprised of larger diameter wheels and premium finishes in both regions.

Value-Added Sales, a non-GAAP measure as defined and reconciled to net sales below, were $193.6 million for the second quarter of 2019, a 5.3% decrease compared to the prior year period. Value-Added Sales were impacted by lower shipments and a weaker Euro. Partially offsetting this decline was the ongoing benefit from the shift to higher content wheels with premium finishes and larger diameters, which, excluding the impact of foreign exchange, resulted in an increase in Value-Added Sales per wheel of 11.2% year-over-year.

Gross profit for the second quarter of 2019 was $40.0 million compared to $53.6 million in the prior year period. The decrease was primarily due to lower shipments, lower production, higher energy costs, higher outside service provider costs, and the alignment of reporting for selling, general, and administrative (“SG&A”) expenses between our North American and European operations, which resulted in higher cost of goods sold and lower SG&A expenses by approximately $3.0 million. These items were partially offset by improved mix and procurement savings.

SG&A expenses for the second quarter of 2019 were $16.0 million, or 4.5% of net sales, compared to $22.3 million in the prior year period. The decrease is primarily due to a reduction in acquisition and integration expenses, the previously mentioned alignment of reporting for SG&A, and actions to align costs with current industry production levels.

Income from operations for the second quarter of 2019 was $24.0 million, compared to $31.3 million in the prior year period.

The income tax provision for the quarter ended June 30, 2019 was $7.5 million on pre-tax income of $14.8 million, representing an effective income tax rate of 50.9%. The tax provision amount is primarily due to the effects of U.S. taxation of foreign earnings under Global Intangible Low-Tax Income (“GILTI”) provisions of tax reform, and a forecasted valuation allowance on non-deductible interest, partially offset by a benefit due to the mix of earnings among tax jurisdictions. The income tax provision for the quarter ended June 30, 2018 was $4.8 million on pre-tax income of $12.9 million, representing an effective income tax rate of 37.1%.

Net income for the second quarter of 2019 was $7.3 million, or a loss of $0.04 per diluted share, including non-recurring income of $0.02 per diluted share, compared to $8.1 million, or a loss of $0.02 per diluted share in the prior year period. See attached pages for reconciliation from net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP measure as defined and reconciled to net income below, was $49.2 million for the second quarter of 2019 compared to $57.2 million in the prior year period. The decrease in Adjusted EBITDA was primarily driven by the lower gross profit previously described.

Net cash provided by operating activities was $40.9 million for the second quarter of 2019 compared to $16.4 million in the prior year period. The increase was mainly due to improved working capital management during the quarter compared to the prior year period.

Net cash used for investing activities was $7.1 million for the second quarter of 2019 compared to a use of cash of $15.4 million in the prior year period. Cash used for capital expenditures during the second quarter of 2019 totaled $15.3 million, which was partially offset by the sale of other assets for proceeds of $8.2 million.

During the quarter, Superior paid dividends of $6.8 million. Also, during the quarter, Superior repurchased €20.0 million ($22.4 million) face value of its 6% senior notes on the open market for €17.4 million ($19.4 million), resulting in a net gain of $2.4 million, which is included in other income and which has been deducted to arrive at Adjusted EBITDA. The bond repurchases and other debt payments resulted in a $26.1 million reduction in debt principal during the quarter.

Capital Structure and Liquidity

During the quarter Superior increased availability under its European revolving credit facility from €30.0 million to €45.0 million and extended the maturity from July 2020 to May 2022.

Total funded debt and net debt at June 30, 2019 were $657.9 million and $601.0 million, respectively. Cash and available amounts under revolving credit facilities totaled $264.2 million at the end of the quarter.

Year-to-Date Results

Wheel unit shipments were 9.9 million for the first half of 2019 compared to unit shipments of 11.1 million in the prior year period. The decrease occurred in both our North American and European operations and was driven by softer industry production levels, lower production at our key customers, reduced take rates and share in North America, and lower aftermarket volume in Europe, partially offset by increased OEM share in Europe.

Net sales for the first half of 2019 were $710.2 million, compared to net sales of $775.4 million for the same period in 2018. The reduction in sales is primarily driven by reduced volumes, lower aluminum prices and a weaker Euro, partially offset by improved product mix comprised of larger diameter wheels and premium finishes in both regions.

Value-Added Sales, a non-GAAP measure as defined and reconciled to net sales below, were $386.4 million for the first half of 2019. Excluding the impact of foreign exchange, Value-Added Sales per wheel increased by 8.9% year-over-year.

Gross profit for the first half of 2019 was $73.1 million compared to $103.6 million in the prior year period. The decrease was primarily due to lower shipments, lower production, higher energy costs, higher outside service provider costs, and the alignment of reporting for SG&A expenses between our North American and European operations, which resulted in higher cost of goods sold and lower SG&A expenses by approximately $7 million. These items were partially offset by improved mix and procurement savings.

SG&A expenses for the first half of 2019 were $30.4 million, or 4.3% of net sales, compared to $44.6 million in the prior year period. The decrease is primarily due to a reduction in acquisition and integration expenses, the alignment of reporting for SG&A, and actions to align costs with current industry production levels.

Income from operations for the first half of 2019 was $42.7 million, compared to $58.9 million in the prior year period.

The income tax provision for first half of 2019 was $12.5 million on pre-tax income of $21.7 million, representing an effective income tax rate of 57.5%. The tax provision was driven by the previously mentioned impacts to the second quarter. The income tax provision for the first half of 2018 was $8.2 million on pre-tax income of $26.6 million, representing an effective income tax rate of 30.7%.

Net income for the first half of 2019 was $9.2 million, or a loss of $0.27 per diluted share, compared to $18.4 million, or income of $0.05 per diluted share in the prior year period. See attached pages for reconciliation from net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP measure as defined and reconciled to net income below, was $92.4 million for the first half of 2019 compared to $109.4 million in the prior year period. The decrease in Adjusted EBITDA was primarily driven by the lower gross profit previously described.

Net cash provided by operating activities was $69.6 million for the first half of 2019 compared to $30.8 million in the prior year period. The increase was mainly due to improved working capital management.

Net cash used for investing activities was $19.0 million for the first half of 2019 including capital expenditures of $28.7 million, partially offset by the previously mentioned asset sale.

During the first half of 2019, Superior paid total dividends of $12.9 million, purchased $1.4 million in shares from minority shareholders of Superior Industries Europe AG, and as described previously, repurchased €20.0 million ($22.4 million) face value of its 6% senior notes and repaid other debt.

2019 Outlook

Superior revises its previously issued full year 2019 outlook as follows:

•

Net sales now expected to be $1.39 billion to $1.44 billion, driven by unit shipments of 19.5 million to 19.9 million, which compares to the previous outlook for net sales of $1.42 billion to $1.47 billion and unit shipments of 19.85 million to 20.30 million

•	Value-Added Sales now expected to be $755 million to $795 million, which compares to the previous outlook of $765 million to $805 million

•	Adjusted EBITDA now expected to be $165 million to $180 million, which compares to the previous outlook of $170 million to $185 million

•	Cash flow from operations is still expected to be $125 million to $145 million

•	Capital expenditures now expected to be approximately $75 million, which compares to the previous outlook of $85 million

Value-Added Sales and Adjusted EBITDA are non-GAAP measures as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2019 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Thursday, August 8, 2019. The conference call may be accessed by dialing 800-353-6461 for participants in the U.S./Canada or +1 334-323-0501 for participants outside the U.S./Canada using the required conference ID 6425812. The live conference call can also be accessed by logging into Superior’s website at www.supind.com or by clicking this link: earnings webcast link. A replay of the webcast will be available on Superior’s website immediately following the conclusion of the call.

During the conference call, management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 index. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration costs, certain hiring and separation related costs, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2019 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K for the year-ended December 31, 2018, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Net Sales	$352.5	$389.0	$710.2	$775.4
Cost of Sales	312.5	335.4	637.1	671.8

Gross Profit	$40.0	$53.6	$73.1	$103.6

SG&A	16.0	22.3	30.4	44.6

Income From Operations	$24.0	$31.3	$42.7	$58.9

Interest Expense, net	(11.9)	(13.2)	(23.7)	(25.0)
Other Income (Expense), net	2.6	(0.6)	2.0	(3.6)
Change in Fair Value of Preferred Derivative	0.1	(4.6)	0.7	(3.7)

Income Before Income Taxes	$14.8	$12.9	$21.7	$26.6

Income Tax Provision	(7.5)	(4.8)	(12.5)	(8.2)

Net Income	$7.3	$8.1	$9.2	$18.4

(Loss) Earnings Per Share:
Basic	$(0.04)	$(0.02)	$(0.27)	$0.05
Diluted	$(0.04)	$(0.02)	$(0.27)	$0.05

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,106	25,001	25,070	24,969
Diluted	25,106	25,001	25,070	25,008

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	6/30/2019	12/31/2018
Current Assets	$383.8	$370.4
Property, Plant and Equipment, net	538.7	532.8
Intangibles and Other Assets	545.4	548.4

Total Assets	$1,467.9	$1,451.6

Current Liabilities	$202.5	$178.5
Long-Term Liabilities	729.7	741.5
Redeemable Preferred Shares	152.5	144.5
European Noncontrolling Redeemable Equity	12.0	13.8
Shareholders’ Equity	371.2	373.3

Total Liabilities and Shareholders’ Equity	$1,467.9	$1,451.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Net income	$7.3	$8.1	$9.2	$18.4
Depreciation and Amortization	23.3	24.0	46.7	48.3
Income tax, Non-cash changes	3.3	15.4	1.6	7.0
Stock-based Compensation	1.4	1.0	1.9	1.7
Debt Amortization	1.5	0.9	2.5	1.9
Other Non-cash items	(3.9)	1.0	(1.6)	2.0
Changes in Operating Assets and Liabilities:	—	—	—	—
Accounts Receivable	8.7	11.1	(22.5)	(22.1)
Inventories	(10.1)	(9.9)	(2.7)	(16.2)
Other Assets and Liabilities	2.9	(10.6)	12.6	(7.6)
Accounts Payable	5.4	(14.9)	10.7	(2.3)
Income Taxes	1.2	(9.7)	11.4	(0.3)

Cash Flow Provided by Operating Activities	$40.9	$16.4	$69.6	$30.8

Capital Expenditures	(15.3)	(15.3)	(28.7)	(38.0)
Other Investing Activities	8.2	(0.1)	9.6	(0.1)

Cash Flow Used by Investing Activities	($7.1)	($15.4)	($19.0)	($38.1)

Debt Repayment	(23.2)	(1.8)	(24.2)	(3.6)
Cash Dividends	(6.8)	(6.1)	(12.9)	(15.6)
Purchase of Non-controlling Redeemable Shares	—	—	(1.4)	—
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(0.1)	(0.6)
Proceeds from Borrowings on Revolving Credit Facility	18.8	59.3	43.8	85.4
Repayments of Borrowings on Revolving Credit Facility	(18.8)	(59.3)	(43.8)	(85.4)
Proceeds from Exercise of Stock Options	—	0.1	—	0.1
Other Financing Activities	(0.7)	—	(0.7)	—

Cash Flow Used by Financing Activities	($30.6)	($7.8)	($39.3)	($19.7)

Effect of Exchange Rate on Cash	0.1	2.6	(1.9)	(0.3)

Net Change in Cash	$3.3	($4.2)	$9.5	($27.3)

Cash—Beginning	53.6	23.3	47.5	46.4

Cash—Ending	$56.9	$19.1	$56.9	$19.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Basic EPS Calculation(1)
Net Income	$7.3	$8.1	$9.2	$18.4
Less: Accretion of Preferred Stock	(4.1)	(4.3)	(8.0)	(8.5)
Less: Redeemable Preferred Stock Dividends	(3.8)	(3.8)	(7.7)	(7.7)
Less: European Noncontrolling Redeemable Equity Dividends	(0.3)	(0.5)	(0.4)	(1.1)

Numerator	$(0.9)	$(0.5)	$(6.9)	$1.2
Denominator: Weighted Avg. Shares Outstanding	25.1	25.0	25.1	25.0

Basic (Loss) Earnings Per Share	$(0.04)	$(0.02)	$(0.27)	$0.05

Diluted EPS Calculation(1)
Net Income	$7.3	$8.1	$9.2	$18.4
Less: Accretion of Preferred Stock	(4.1)	(4.3)	(8.0)	(8.5)
Less: Redeemable Preferred Stock Dividends	(3.8)	(3.8)	(7.7)	(7.7)
Less: European Noncontrolling Redeemable Equity Dividends	(0.3)	(0.5)	(0.4)	(1.1)

Numerator	$(0.9)	$(0.5)	$(6.9)	$1.2
Weighted Avg. Shares Outstanding-Basic	25.1	25.0	25.1	25.0
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	25.1	25.0	25.1	25.0

Diluted (Loss) Earnings Per Share	$(0.04)	$(0.02)	$(0.27)	$0.05

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended June 30, 2019 and June 30, 2018.

In the second quarter of 2018, the Company misclassified a $2.9 million foreign currency gain associated with the European non-controlling redeemable equity in its financial statements. This gain was also incorrectly included in the determination of 2018 second quarter and year-to-date earnings attributable to Superior common shareholders in calculating earnings per share. The 2018 basic and diluted earnings per share amounts previously reported have been corrected. Management evaluated the materiality of this misstatement from quantitative and qualitative perspectives and concluded it is not material to the prior period.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition and Non-recurring Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018	Location on Income Statement
Before Tax Impact on Net Income
M&A, Integration, and Hiring & Separation Cost	$(1.3)	$(2.5)	$(2.0)	$(5.8)	SG&A
Severance	(0.2)	—	(0.8)	—	COGS
Debt Extinguishment Gains	2.4	—	2.4	—	Other Income
Change in Fair Value of Preferred Derivative	0.1	(4.6)	0.7	(3.7)	Other Income

Total Impact on Net Income	$1.0	$(7.1)	$0.3	$(9.5)

After Tax Impact on Net Income	$0.6	$(6.8)	$0.1	$(8.8)

Weighted Average Shares Outstanding—Basic	25.1	25.0	25.1	25.0

Impact on Earnings (Loss) Per Share	$0.02	$(0.27)	$0.00	$(0.35)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Value-Added Sales
Net Sales	$352.5	$389.0	$710.2	$775.4
Less: Aluminum Value and Outside Service Provider Costs	(158.9)	(184.6)	(323.8)	(363.6)

Value-Added Sales	$193.6	$204.4	$386.4	$411.8

	Three Months		Six Months
	2Q 2019	2Q 2018	YTD 2019	YTD 2018
Net Income	$7.3	$8.1	$9.2	$18.4
Adjusting Items:
- Interest Expense, net	11.9	13.2	23.7	25.0
- Income Tax Provision	7.5	4.8	12.5	8.2
- Depreciation	16.6	17.4	33.2	34.9
- Amortization	6.7	6.6	13.5	13.3
- M&A, Integration, Hiring & Separation Cost, and Debt Extinguishment Gains(1)	(0.9)	2.5	0.4	5.8
- Factoring Fees(1)	0.2	—	0.6	—
- Change in Fair Value of Preferred Derivative	(0.1)	4.6	(0.7)	3.7

	$41.9	$49.1	$83.2	$90.9

Adjusted EBITDA	$49.2	$57.2	$92.4	$109.4

(1)

In the second quarter of 2019, we incurred approximately $1.4 million of hiring and separation costs, $0.2 million of AR factoring fees, $0.1 million of integration costs and $2.4 million of gains on extinguishment of debt. In the second quarter of 2018, we incurred approximately $1.3 million in restructuring costs and $1.2 million in integration costs. In the first half of 2019, we incurred approximately $0.6 million in integration costs, $2.2 million of restructuring costs, $0.6 million of AR factoring fees and $2.4 million of gains on extinguishment of debt. In the first half of 2018, we incurred approximately $2.2 million in restructuring costs and $3.5 million in integration costs.

	Outlook Range
Outlook for Full Year 2019 Value-Added Sales
Net Sales Outlook	$1,390.0	$1,440.0
Less: Aluminum Value and Outside Service Provider Costs	(635.0)	(645.0)

Value-Added Sales Outlook	$755.0	$795.0